                                       EXHIBIT 11.1
             STATEMENT RE: COMPUTATION OF HISTORICAL EARNINGS PER COMMON SHARE
                             PROFFITT'S, INC. AND SUBSIDIARIES
                         (in thousands, except per share amounts)

                                             Three Months Ended          Nine Months Ended
                                           ----------------------      ---------------------
                                                 November 2,  October 28,   November 2,   October 28,
                                                   1996         1995            1996          1995
                                                -----------   -----------    -----------   ----------
PRIMARY:
  Average shares outstanding                         21,456      19,046       20,137       18,973
  Net effect of dilutive stock options --
    based on the treasury stock
    method using average market price                   971         387          796          382
                                                  ---------    --------      -------     --------
         Total                                       22,427      19,433       20,933       19,355
                                                 ==========   =========    =========     ========
  Net income                                         $9,909      $6,922      $19,702      $13,049
  Less Preferred Stock dividends                                  (487)        (796)      (1,462)
  Less payment for early conversion
    of Preferred Stock                                                       (3,032)
                                                  ---------    --------      -------     --------
  Net income available to common
    shareholders                                     $9,909      $6,435      $15,874      $11,587
                                                 ==========   =========    =========     ========

  Primary earnings per common share                   $0.44       $0.33        $0.76        $0.60
                                                 ==========   =========    =========     ========
FULLY DILUTED:
  Average shares outstanding                         21,456      19,046       20,137       18,973
  Net effect of dilutive stock options
     -- based on the treasury stock
    method using period-end market price
    if higher than average price                        998         387          868          395
  Assumed conversion of Preferred Stock                                          755
  Assumed conversion of 4.75% subordinated
     debenture                                        2,020       2,020
                                                  ---------    --------      -------     --------
         Total                                       24,474      21,453       21,760       19,368
                                                 ==========   =========    =========     ========

  Net income                                         $9,909      $6,922      $19,702      $13,049
  Add Subordinated debenture interest,
     net of federal income tax effect                   625         625
  Less Preferred Stock dividends                                  (487)                   (1,462)
                                                  ---------    --------      -------     --------
  Adjusted net income                               $10,534      $7,060      $19,702      $11,587
                                                 ==========   =========    =========     ========
  Fully diluted earnings per common share             $0.43       $0.33        $0.91        $0.60
                                                 ==========   =========    =========     ========

Note: On June 28, 1996, the Company converted 600 shares of Series A Preferred Stock
("Preferred Stock") into 1,422 shares of Proffitt's, Inc. Common Stock.  In order to complete this early conversion of the Preferred Stock, the Company paid $3,032 to the holder of the
Preferred Stock.

Primary earnings per share are based on earnings available to common shareholders (net income reduced by Preferred Stock dividends and payment for early conversion) and the weighted average number of common shares and equivalents (stock options) outstanding.  Common Stock issued on June 28, 1996 for the conversion of the Preferred Stock has been included in the weighted average number of shares outstanding subsequent to that date.
As a result of the June 28, 1996 Preferred Stock conversion and as required by generally accepted accounting principles, fully diluted earnings per share have been presented for the periods shown based upon an "as if the 1,422 shares issued in the conversion were outstanding from the beginning of the period" basis.